UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

PAETEC Holding Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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The following e-mail communication from the Chief Executive Officer of Windstream Corporation to employees of Windstream Corporation was read by the Chief Executive Officer of PAETEC Holding Corp. on a conference call with PAETEC employees.

Today is a wonderful day for Windstream! A few minutes ago we announced the acquisition of PAETEC, a leading CLEC. This transaction really propels us onto the national stage, creating a Fortune 500 company with almost 100,000 miles of fiber, operations in 46 states and the District of Columbia, and $6 billion in total revenue.

Obviously, this is a huge step in the transformation of Windstream. It dramatically advances our strategy to drive top-line revenue growth by expanding our focus on business and broadband services, which will represent approximately 70 percent of the combined company’s revenues.

We’ve been watching PAETEC for some time, and we know it to be a very well-run company that will complement our culture and our commitment to producing industry-leading results.

Together, we will be one of the few firms in our industry offering both revenue growth and a high dividend yield. This transaction should help strengthen our stock price and our ability to produce attractive returns for investors.

I know everyone has been extremely busy in the first half of 2011, and I’m grateful for all the hard work you’ve done on a variety of projects – including completing the integration of our previous acquisitions, launching the broadband stimulus projects, and seizing opportunities in the fiber-to-the-tower arena. I am confident that the entire Windstream team will step up and make the PAETEC acquisition a success. It’s what we do – and we’re very good at it.

We expect this transaction to close in about six months. In the meantime, we must stay focused on executing our business plan for 2011.

This truly is a banner day in the history of our company, and I want to thank you again for making it possible. I couldn’t be more excited about the opportunities ahead of us.

With warmest regards,

Jeff

PS – More information about the PAETEC acquisition is available on the WINtranet, so check it out.

Additional Information

This communication relates to the proposed merger transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of July 31, 2011, among PAETEC Holding Corp. (“PAETEC”), Windstream Corporation (“Windstream”) and Peach Merger Sub, Inc., a wholly-owned subsidiary of Windstream.

Windstream will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 in connection with the transaction that will include the proxy statement of PAETEC, which also will constitute a prospectus of Windstream. PAETEC will send to its stockholders the proxy statement/prospectus regarding the proposed merger transaction. PAETEC urges investors and security holders to read the proxy statement/prospectus and other documents relating to the merger transaction when they become available, because they will contain important information about PAETEC, Windstream and the proposed transaction. Investors and security holders may obtain a free copy of the Form S-4 and the proxy statement/prospectus and other documents relating to the merger transaction (when available) from the SEC’s website at www.sec.gov, PAETEC’s website at www.paetec.com and Windstream’s website at www.windstream.com. In addition, copies of the proxy statement/prospectus and such other documents may be obtained (when available) from PAETEC free of charge by directing a request to PAETEC Holding Corp., One PAETEC Plaza, Fairport, New York 14450, Attn: Investor Relations, telephone: (585) 340-2500.

Certain Information Regarding Participants

PAETEC and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from PAETEC’s stockholders with respect to the proposed merger transaction. Security holders may obtain information regarding the names, affiliations and interests of such individuals in PAETEC’s Annual Report on Form 10-K/A for the year ended December 31, 2010, which was filed with the SEC on April 12, 2011, and its definitive proxy statement for the 2011 annual meeting of stockholders, which was filed with the SEC on April 20, 2011. Additional information regarding the interests of such individuals in the proposed merger transaction will be included in the proxy statement/prospectus relating to the proposed transaction when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov, PAETEC’s website at www.paetec.com and Windstream’s website at www.windstream.com.